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                                                                   EXHIBIT 10.37


                   LEASE TERMINATION AND SETTLEMENT AGREEMENT

         THIS LEASE TERMINATION AND SETTLEMENT AGREEMENT (the "Termination
Agreement") is entered into on April 19, 2002, by and among COMPLEJO INDUSTRIAL
FUENTES, S.A. DE C.V., a Mexican corporation ("Landlord"), S.T.B. DE MEXICO,
S.A. DE C.V., a Mexican corporation ("Tenant"), and STB Systems, Inc., a Texas corporation ("Guarantor"). Landlord, Tenant and Guarantor may be referred to herein individually as a "Party" or collectively as the "Parties."


                                    RECITALS

         A. Landlord and Tenant entered into that certain Lease Agreement dated
October 4, 1996 (the "Lease"), regarding the premises located on Fuentes Sur
Avenue, Ciudad Juarez, Chihuahua, Mexico (the "Premises"), with an area of approximately 316,152.86 square feet, legally described as:

                  Lot 7 and Lot 8, Block E, Complejo Industrial Fuentes, Ciudad
                  Juarez, Chihuahua, Mexico

         B. STB. Systems, Inc., a Texas corporation ("Guarantor") signed a Lease
Guaranty Agreement dated October 4, 1996 (the "Guaranty") pursuant to which it guaranteed the prompt payment of all rents and the performance of all of Tenant's other duties and obligations under the Lease.

         C. Tenant has ceased operations at the Premises and wishes to terminate the Lease and STB's obligations under the Guaranty.

         D. Landlord has agreed to terminate the Lease and STB's obligations under the Guaranty on the terms and conditions set forth in this Termination
Agreement.

         E. All capitalized terms not otherwise defined in this Termination
Agreement will have the meaning for such terms as set forth in the Lease.


                                    AGREEMENT

         In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree and covenant as follows:

1. Termination of Lease and Guaranty. Effective as of the date hereof (the
"Termination Date"), the Lease and the leasehold estate and rights created thereby shall be terminated and canceled in all respects, and except as set forth in this Termination Agreement, Landlord and Tenant and their respective successors and assigns shall have no further rights, privileges, duties, obligations or liabilities to each other relating to the Lease. By the execution of this Termination Agreement, Tenant waives and quitclaims to Landlord any right, title or interest it may have in the Premises by virtue of the Lease.
Further, except as set forth in this Termination Agreement, the Guaranty shall likewise be terminated and canceled in all respects, and Guarantor, its successors and assigns shall have no further duties, obligations or liabilities to Landlord under





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the Guaranty or the Lease. Each Party warrants and represents to the other that it has full power, authority and authorization to enter in to this Termination
Agreement. Furthermore, Landlord agrees to indemnify and hold Tenant, Guarantor and their respective affiliates, successors and assigns harmless from and against any direct or indirect claim, damage, action, judgment, controversy, cost, expense and liability incurred by Tenant or Guarantor, including reasonable attorneys fees, as a result of claims asserted by Landlord's lender or any third party as a result of the termination of the Lease or the Guaranty pursuant to the terms of this Termination Agreement.

         2. Waiver and Release of the Parties. Except as set forth in this Termination Agreement, each Party, for itself and its subsidiaries, affiliates, employees, officers and directors, hereby forever discharges and releases the other Party and its employees, officers and directors, successors and assigns from any and all known and unknown, direct or indirect, claims, damages, action, judgments, controversies, and liabilities of every nature, at law or in equity, including all such items enumerated in Section 1 above (but specifically excluding the last sentence of Section 1); provided, that the foregoing shall not affect any rights and obligations between Tenant and Guarantor.
Notwithstanding the foregoing, Landlord's agreement to terminate the Lease and subsequently release Tenant and Guarantor from their remaining duties, liabilities and obligations under the Lease and Guaranty, respectively, is expressly conditioned upon Landlord's ability to successfully enter into a new lease agreement for the Premises with a new tenant (the "New Tenant") at an annual rental of $5.00 per square foot annually, which Landlord expects to do on April 19, 2002. If this condition is not met, Landlord shall be entitled to enforce all of its rights, privileges and remedies against Tenant and Guarantor under the Lease and Guaranty.

         3. Surrender of Premises. On or before April 19, 2002 (the "Surrender
Date"), Tenant agrees to surrender and deliver the Premises to Landlord in good condition and repair, reasonable wear and tear excepted, and Tenant shall remove all of its inventory, personal property, trade fixtures and tenant improvements, including without limitation, any leasehold improvements made by Tenant or made by Landlord on Tenant's behalf which Landlord directs Tenant to remove. Tenant shall repair any damage caused by such removal or shall reimburse Landlord for the cost of repairing any such damage. Notwithstanding the foregoing, Tenant and Landlord acknowledge and agree that Tenant shall be responsible to repair those items described on Exhibit A attached hereto to bring the Premises into good condition and repair. In the event Tenant fails to make any such repairs, Tenant agrees to reimburse the Landlord the cost of such repairs immediately upon demand by Landlord.

         4. Rent Payments.

                  (a) Delinquent Rent. Tenant shall pay to Landlord all delinquent rent owed on the Premises for the months of January, February and March, 2002, totaling $208,888.89, in addition to $20,888.89 for Value Added Taxes (totaling 10% of the rental amount for such rental period). In addition, Tenant shall pay to Landlord the sum of $44,098.75, representing rent from April 1, 2002 to April 19, 2002, in addition to $4,409.87 for Value Added Taxes (totaling 10% of the rental amount for such rental period). Accordingly, Tenant shall pay to Landlord a total of $278,286.31 for delinquent rent on the Premises for the period covering January 1, 2002 through April 19, 2002.

                  (b) Rent Deficiency for Remaining Term. Tenant acknowledges that Landlord shall enter into a lease agreement with the New Tenant for the Premises at an


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         initial rent rate of $0.41667 per square foot per month ($5.00 per annum), which is $0.0925 per square foot per month ($1.11 per annum)
         less than the rent currently payable by Tenant. In consideration of
         Landlord's agreement to terminate the Lease as of the Effective Date and discharge Tenant and Guarantor from their duties, obligations and liabilities under the Lease and Guaranty, Tenant agrees to pay Landlord the sum of $866,490.11, in addition to $86,649.01 Value Added Tax relating thereto, which represents the difference between the minimum rent that Landlord would have earned from Tenant and the rent that
         Landlord will earn from the New Tenant during the remaining Initial
         Term of the Lease, calculated as follows: 136,751.25 square feet, multiplied by $0.0925 per square foot deficiency per month, multiplied by the 68.5 months remaining in the Initial Term (136,751.25 x $.0925 x
         68.5 + VAT = $953,139.12.) Accordingly, Tenant shall pay to Landlord a total of $953,139.12 for the rent deficiency on the Premises for the period covering April 19, 2002 through December 31, 2007.

         5. Payment of Utilities, Taxes and Insurance. Tenant shall pay in full for the cost of all utilities, including but not limited to charges for electricity, water, sewer, gas, and telephone lines, up through and including the Surrender Date. Tenant shall pay such costs directly to the utility provider and shall provide Landlord with written evidence that such utilities have been paid through such date. In addition, Tenant shall pay to Landlord the sum of $2,276.44, representing the estimated prorated Property Taxes for 2002 and the sum of $1,938.15, representing the estimated pro-rated insurance costs incurred by Landlord based on the number of days that Tenant occupied the Premises in 2002.

         6. Payment of Legal Fees. Tenant shall reimburse Landlord for the legal fees incurred by Landlord in enforcing the Lease (including without limitation pursuing the payment of delinquent rent) and negotiating the terms of and preparing this Termination Agreement. Landlord shall deliver to Tenant a written account of such legal fees within thirty (30) days of the date of the execution of this Termination Agreement, and such sum will be immediately due and payable by Tenant. An approximate summary and breakdown of the legal fees are attached hereto as Exhibit B.

         7. Schedule of Payment. Upon the execution of this Termination
Agreement, Tenant or Guarantor shall deliver to Landlord certified funds in the amount of $100,000.00 to be applied against the amounts due to Landlord under Sections 3, 4, 5 and 6 above (the "Tenant Obligations"). The remaining balance of the Tenant Obligations shall be paid by Tenant or Guarantor to Landlord on or before the earlier of (i) the time that the "Stock Consideration" provided for under Section 1.3(a) of the Asset Purchase Agreement identified below is received by Tenant or any of its affiliates, including 3dfx Interactive, Inc., a California corporation ("3dfx"), (ii) the "Post-Closing Advance" provided for under Section 1.3(b) of the Asset Purchase Agreement is received by Tenant or any of its affiliates, including 3dfx, or (iii) at such time Tenant or Guarantor receives an infusion of funds of at least $25,000,000.00 from new investors, or
(iv) April 19, 2003. The "Asset Purchase Agreement" referred to in this paragraph is that certain Asset Purchase Agreement dated December 15, 2000 by and among 3dfx, Nvidia Corporation and Titan Acquisition Corp. No. 2.

         8. Environmental Certificate. Tenant shall cooperate fully with Landlord and the Secretaria del Medio Ambiente, Recursos Naturales y Pezca
(Ministry of the Environment, Natural Resources and Fishery), the Procuraduria
Federal de Proteccion al Ambiente (Federal


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Agency for Protection of the Environment) and any other federal, state or local agency with jurisdiction over environmental matters relating to the Premises
(the "Agencies"), to obtain a letter of compliance regarding the environment condition of the Premises and shall prepare such reports and respond to such inquiries regarding Tenant's use and occupancy of the Premises as required by the Agencies. Tenant shall pay all costs, expenses, penalties and fines incurred in obtaining the letters of compliance to the extent related to Tenant's use and occupancy of the Premises, including but not limited to costs of environmental studies and evaluations required by any Agency, all costs of remediation of any environmental contamination or condition resulting from Tenant's use and occupancy of the Premises, all costs of removing any hazardous materials brought onto the Premises by Tenant or Tenant's invitees, all other costs and expenses incurred to cure or rectify any other condition caused by Tenant's use and occupancy of the Premises as necessary to obtain letters of compliance, any penalties or fines imposed by any Agency relating to environmental conditions or practices resulting from or relating to Tenant's use and occupancy of the Premises, and any other administrative cost or expense incurred to obtain all necessary letters of compliance or Agency clearances. In the event Landlord shall pay any such costs, expenses, penalties or fines, Tenant shall reimburse
Landlord the full amount thereof immediately upon demand.

         9. Option. Tenant acknowledges that the option described in Section
Twenty of the Lease (regarding the right and option to acquire land adjacent to the Premises) has expired and is null and void. Tenant expressly waives and quitclaims to Landlord any right, title and interest in such option or the property covered by the option. Furthermore, as Tenant never exercised the Option under the terms stated in Section Twenty of the Lease, the deposit in the amount of $55,000.00 has been forfeited in favor of the Landlord.

         10. Currency. Any reference in this Termination Agreement to "dollars" or "$" shall mean United States ("U.S.") dollars. Notwithstanding that any amounts due and payable by Tenant under this Termination Agreement shall be expressed in U.S. dollars, Tenant shall have the right to make payment in Mexican pesos, with the amount of pesos owed being calculated at the "sell" exchange rate of the Bank of Mexico published daily in the Diario Oficial de la
Federacion (Official Gazette of the Federation) on the date that payment is made.

         11. Binding Effect. This Termination Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

         12. Governing Law; Venue. This Termination Agreement shall be governed by and construed in accordance with the venue agreed to by Tenant and STB under the Lease and the Guaranty, respectively. Accordingly, Tenant and STB agree to submit to the jurisdiction of the courts of Ciudad Juarez, State of Chihuahua, Mexico and El Paso, Texas, respectively.

         13. No Oral Agreements. This Termination Agreement constitutes the sole agreement of the parties and supersedes any prior understandings, representations or written or oral agreements between the parties respecting the subject matter hereof.

         14. Counterparts. This Termination Agreement may be executed in multiple counterparts, and each counterpart shall be deemed an original instrument upon execution thereof.





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         EXECUTED as of the date first stated above.


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
                                                              LANDLORD:

WITNESS:                                                      COMPLEJO INDUSTRIAL FUENTES,
                                                              S.A. DE C.V.


-------------------------                                     By:      /s/ Eduardo Fuentes Varela
Signature of Witness                                          Name:    Eduardo Fuentes Varela,
                                                              Title:   Chairman of the Board of Directors
-------------------------
Printed Name of Witness


                                                              TENANT:

                                                              S.T.B. DE MEXICO, S.A. DE C.V.


                                                              By:      /s/ Richard A. Heddleson
                                                              Name:    Richard A. Heddleson
                                                              Title:   Chairman


                                                              GUARANTOR:

                                                              S.T.B. SYSTEMS, INC.


                                                              By:      /s/ Richard A. Heddleson
                                                              Name:    Richard A. Heddleson
                                                              Title:   President


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